Exhibit 99.1

Spectrum Brands Provides Update on Sale of its Global Pet Supply Business

ATLANTA, June 30, 2008 – (SPC: NYSE) Spectrum Brands, Inc. (the “Company”) announced today that it has not been successful in its attempt to secure the consent of its senior lenders necessary to complete the previously announced sale of its global pet supply business.  On May 21, 2008 the Company announced that it had signed a definitive purchase agreement with Salton, Inc. and its wholly owned subsidiary, Applica Pet Products LLC, for the sale of the Company’s global pet business.  Receipt of consent from its senior lenders is a condition to the completion of the sale.

The Company continues to believe that the sale of its global pet business to Salton, Inc. and its wholly owned subsidiary, Applica Pet Products LLC, upon the negotiated terms is in the best interests of the Company and its shareholders, as well as its other constituencies. The definitive purchase agreement continues in full force and effect, and the Company intends to comply with its obligations thereunder in order to satisfy the conditions necessary to consummate the sale of its global pet supply business.

Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release.  Actual results may differ materially as a result of (1) the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement; (2) the inability to complete the transaction due to the failure to receive required regulatory or other approvals or to satisfy other conditions to the sale; (3) the risk that the proposed transaction disrupts current plans and operations; (4) difficulty or unanticipated expenses in connection with the sale; (5) changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (6) changes in consumer demand for the various types of products the Company offers, (7) unfavorable developments in the global credit markets, (8) the impact of overall economic conditions on consumer spending, (9) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (10) changes in the general economic conditions in countries and regions where the Company does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (11) the Company’s ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (12) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in the Company’s securities filings, including the most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q.  The Company also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to the Company and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.

The Company also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release.  The Company undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

About Spectrum Brands, Inc.
Spectrum Brands is a global consumer products company and a leading supplier of consumer batteries, lawn and garden care products, specialty pet supplies, shaving and grooming products, household insect control products, personal care products and portable lighting. Helping to meet the needs of consumers worldwide, included in its portfolio of widely trusted brands are Rayovac®, Varta®, Remington®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-In-1®, Spectracide®, Schultz®, Cutter®, Repel®, and HotShot®.  Spectrum Brands’ products are sold by the world's top 25 retailers and are available in more than one million stores in more than 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generated fiscal year 2007 net sales of $2.6 billion.  The Company’s stock trades on the New York Stock Exchange under the symbol SPC.

Investor Contact:
Carey Skinner
DVP Investor Relations, Spectrum Brands
770-829-6208

Media Contact:
Sard Verbinnen & Co for Spectrum Brands
Kara Findlay 212-687-8080
or Matt Benson 415-618-8750